Exhibit 99.1

IEC ANNOUNCES RESIGNATION OF BRETT E. MANCINI VICE PRESIDENT, BUSINESS DEVELOPMENT AND ENGINEERING SERVICES

NEWARK, New York, March 30, 2015 - IEC Electronics Corp. (NYSE MKT: IEC) announced the resignation, effective April 9, 2015, of its Vice President, Business Development and Engineering Services, Brett E. Mancini.

"On behalf of IEC, I would like to thank Brett for his contribution to the Company over the past seven years and wish him all the best in his future endeavors. Brett will assist over the next few weeks as we transition his duties and evaluate both internal and external candidates for this role," said President and Chief Executive Officer, Jeffrey T. Schlarbaum.

About IEC Electronics
IEC Electronics Corporation is a premier provider of electronic manufacturing services ("EMS") to advanced technology companies primarily in the military and aerospace, medical, industrial and communications sectors. The Company specializes in the custom manufacture of high reliability, complex circuit boards, system level assemblies, a wide array of custom cable and wire harness assemblies, precision metal products, and advanced research and testing services. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets. The ISO13485 certification supports the quality requirements of medical device markets. The Company is also AC7120 Nadcap accredited for electronics manufacturing to support the most stringent quality requirements of the aerospace industry, as well as ITAR registered and NSA approved under the COMSEC standard. Dynamic Research and Testing Laboratories (DRTL), the Company's newest business unit, is an ISO 17025 accredited laboratory specializing in the testing and detection of counterfeit electronic parts, as well as component risk mitigation and advanced failure analysis. IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Rochester, NY, Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com.

Contact:	Michael T. Williams	John Nesbett or Jennifer Belodeau
	CFO	Institutional Marketing Services (IMS)
	IEC Electronics Corp.	(203)972-9200
	(315)332-4308	jnesbett@institutionalms.com
	mwilliams@iec-electronics.com	jbelodeau@institutionalms.com